CHAIFETZ & SCHREIBER, P.C.
Certified Public Accountants 21 Harbor Park Drive N Port Washington, NY 11050 Telephone: (516) 484-8700 Facsimile: (516) 484-8770 www.chaifetzandschreiber.com

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Xfone, Inc.
960 High Road
London, N12 9RY
UK

Gentlemen:

We consent to the inclusion of our Report of Registered Public Accounting Firm dated March 31, 2005, with respect to the financial statements of Xfone, Inc. and subsidiaries for the year ended December 31, 2004, in the filing of its Form SB-2, for Xfone, Inc.

Yours truly,

CHAIFETZ & SCHREIBER, P.C.
By: /s/Melvin S. Schreiber
Melvin S. Schreiber
Port Washington, New York
November 17, 2005